2019 THIRD QUARTER

for the future

RAYMOND JAMES

Dear Fellow Shareholders,

Raymond James generated net revenues of $1.93 billion and net income of $259 million, or $1.80 per diluted share, for the fiscal third quarter ended June 30, 2019. Quarterly net revenues increased 5% over the prior year's fiscal third quarter, driven by higher Private Client Group assets in fee-based accounts and higher net interest income, primarily at Raymond James Bank. The 4% sequential increase in quarterly net revenues was mostly due to higher asset management and related administrative fees, which was partially offset by lower investment banking revenues following the record set in the preceding quarter. Annualized return on equity for the quarter was an excellent 16.1%.

For the first nine months of the fiscal year, record net revenues of $5.72 billion increased 6%, pre-tax income of $1.02 billion also increased 6%, and record earnings per diluted share of $5.30 increased 33% compared to the first nine months of fiscal 2018, which included a loss of $117 million related to the Tax Cuts and Jobs Act. In addition, all four of our core segments generated record net revenues during the period.

The Private Client Group's (PCG) quarterly net revenues of $1.35 billion increased 6% over both the prior year's fiscal third quarter and the preceding quarter. PCG quarterly pre-tax income of $140 million also grew 6% from both the prior year's fiscal third quarter and the preceding quarter. The segment's results were primarily driven by higher asset management and related administrative fees, as we continue to experience growth of Private Client Group assets in fee-based accounts due to the strong addition of financial advisors, equity market appreciation and increased utilization of fee-based accounts. These fee-based assets ended the quarter at a record $398.0 billion, representing 51% of total client assets in the segment and reflecting growth of 16% over June 2018 and 5% growth over March 2019. Clients' domestic cash sweep balances of $38.2 billion declined 9% from the preceding quarter largely due to quarterly fee payments, tax-related seasonality and increased allocations to other investments, which was partially driven by the conversion of the money market sweep option in June, as well as enhancements made on our positional money market platform. We ended the third fiscal quarter with a record 7,904 financial advisors, a net increase of 185 from June 2018 and 42 from the preceding quarter. Even in the increasingly competitive recruiting environment, our client-focused culture, multiple affiliation options, and robust service and solutions continue to resonate with existing and prospective advisors.

The Capital Markets segment quarterly net revenues of $251 million increased 3% over the prior year's fiscal third quarter, driven by higher fixed income brokerage revenues, partially offset by year-over-year declines in equity brokerage revenues and investment banking revenues. The 9% sequential decline in quarterly net revenues was mostly due to lower M&A revenues following the record set in the preceding quarter. The segment's pre-tax income of $24 million increased 9% over the prior year's fiscal third quarter and declined 41% over the preceding quarter. During the first half of the fiscal year we generated record M&A revenues, and the pipeline heading into the fiscal fourth quarter is strong. Fixed Income results have improved the past two quarters, and the rate environment is generally still conducive to trading activity and debt capital markets investment banking activity. During the course of the fiscal year, we have undergone the process of right-sizing the fixed income business, which has helped the business improve profitability in this challenging market environment.

The Asset Management segment produced record quarterly net revenues of $177 million, up 5% over the prior year's fiscal third quarter and 9% over the preceding quarter. Record quarterly pre-tax income of $65 million increased 12% from the prior year's fiscal third quarter and 18% over the preceding quarter. The segment's strong results were attributable to the growth of financial assets under management, as equity market appreciation and net inflows into fee-based accounts in the Private Client Group more than offset net outflows at Carillon Tower Advisers. Financial assets under management grew to a new record, ending June at $143.1 billion, up 6% over June 2018 and 3% over the preceding quarter.

Raymond James Bank generated record quarterly net revenues of $215 million and record pre-tax income of $138 million. Net revenues grew 14% over the prior year's fiscal third quarter and 1% over the preceding quarter, driven by loan growth and the expansion of the net interest margin (NIM). The bank's NIM increased to 3.37% for the quarter, up 7 basis points over the prior year's fiscal third quarter and 2 basis points over the preceding quarter. Pre-tax income grew 6% over the prior year's fiscal third quarter and 1% over the preceding quarter, driven by solid revenue growth and a loan loss benefit, attributable to the substantial decrease in total criticized loans, which declined to 0.95% of total loans from 1.21% in the preceding quarter, due to payoffs during the quarter. Net loans at Raymond James Bank ended the quarter at a record $20.7 billion, an increase of 9% over June 2018 and 3% over March 2019. The growth in loans during the quarter was driven by the Commercial &

Industrial portfolio, along with residential mortgage loans and securities-based loans originated for our PCG clients.

In April, we announced the promotion of Kim Jenson to chief operating officer (COO) of the Private Client Group division. Kim was previously COO of Raymond James & Associates Private Client Group. With this change, she is responsible for a range of U.S. PCG business development, education, strategy and support functions across all affiliation options.

We also earned several notable awards, recognitions and accolades during the fiscal third quarter. The firm was named to Forbes' list of America's Best Large Employers. In PCG, three advisors with Alex. Brown, a division of Raymond James, were named to the Barron's Top 100 Financial Advisors list and three Raymond James-affiliated advisors were named to Forbes' Top Women Wealth Advisors list. In May, six Raymond James-affiliated managers were named to Bank Investment Consultant's list of the Top 30 Program Managers, and the firm was named a finalist in Wealth Management's Industry Awards for its Portfolio Management initiative and Advisor Mastery Program Gamification application.

In Capital Markets, the firm was recognized with three International Deal of the Year Awards from the M&A Advisor and two deal-of-the-year awards at the annual M&A Advisor Turnaround Awards. Raymond James Investment Banking professionals were also recognized as Emerging Leaders by the M&A Advisor.

With very strong capital levels, we continue to thoughtfully deploy our capital. In the fiscal third quarter, we repurchased 1.04 million shares for $85 million, or an average price of approximately $81.70. Through the first nine months of fiscal 2019 ended June 30, 2019, we have repurchased approximately 7.7 million shares for $591 million, or an average price of $76.70 per share. Between July 1, 2019, and August 7, 2019, we repurchased 1.10 million shares for $84 million, or an average price of $76.60. As of August 7, 2019, we had $289 million remaining of the current repurchase authorization, which was increased by the board of directors in March 2019.

In addition to returning capital to shareholders through dividends and share repurchases, we are looking for ways to deploy capital for organic and inorganic growth opportunities. Following the closing of two investments last quarter, Silver Lane Advisors and ClariVest, we continue to be active and deliberate in pursuing larger acquisitions that would meet our criteria of being a strong cultural match, a strategic fit, something we can integrate and available at a price that could generate attractive returns for our shareholders.

In closing, I am pleased with our results for the fiscal third quarter and through the first nine months of fiscal 2019. We have now entered the fiscal fourth quarter with significant tailwinds, including a record number of Private Client Group financial advisors, PCG fee-based client assets that were 5% higher than at the start of the preceding quarter, high spreads on cash balances, record net loans at Raymond James Bank, and strong pipelines for financial advisor recruiting and M&A. But we also have some headwinds, including declining client cash balances and declining short-term interest rates, which are largely outside our control. Moreover, the heightened equity market volatility in early August serves as a reminder of the growing concerns of escalating trade tensions and other uncertainties in the global market environment. In this uncertain time, I believe we are particularly well positioned with robust levels of capital and strong liquidity. We appreciate your continued confidence and ownership in Raymond James Financial.

Sincerely,

Paul C. Reilly

Paul C. Reilly
Chairman, CEO
September 6, 2019

Certain statements made in this letter may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as "expects," and future or conditional verbs such as "will" and "should," as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the "SEC") from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC's website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited – in millions)

	June 30, 2019	September 30, 2018
Assets:		
Cash and cash equivalents	$3,596	$3,500
Cash segregated pursuant to regulations	2,356	2,441
Securities purchased under agreements to resell	411	373
Financial instruments, at fair value	4,466	3,927
Receivables	4,760	5,372
Bank loans, net	20,691	19,518
Property & equipment, net	518	486
Other assets	1,879	1,796
Total assets	**$38,677**	**$37,413**
Liabilities and equity:		
Bank deposits	22,166	19,942
Securities sold under agreements to repurchase	165	186
Financial instruments sold but not yet purchased, at fair value	562	482
Other payables	6,725	7,902
Other borrowings	945	899
Senior notes payable	1,550	1,550
Total liabilities	**$32,113**	**$30,961**
Total equity attributable to Raymond James Financial, Inc.	6,502	6,368
Noncontrolling interests	62	84
Total equity	**$6,564**	**$6,452**
Total liabilities and equity	**$38,677**	**$37,413**

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited - in millions, except per share amounts)

	Three Months Ended				Nine Months Ended			
		June 30, 2019		June 30, 2018		June 30, 2019		June 30, 2018
Revenues:								
Asset management and related administrative fees	$	$879	$	790	$	2,527	$	2,287
Brokerage revenues:								
Securities commissions		358		395		1,095		1,236
Principal transactions		93		73		262		255
Total brokerage revenues		451		468		1,357		1,491
Account and service fees		183		187		559		535
Investment banking		139		145		439		349
Interest income		321		271		961		752
Other		27		30		95		100
Total revenues		**2,000**		**1,891**		**5,938**		**5,514**
Interest expense		(73)		(54)		(221)		(139)
Net revenues		**1,927**		**1,837**		**5,717**		**5,375**
Non-interest expenses:								
Compensation, commissions and benefits		1,277		1,208		3,767		3,557
Communications and information processing		92		89		278		262
Occupancy and equipment costs		55		49		159		149
Business development		57		57		141		134
Investment sub-advisory fees		24		23		70		68
Professional fees		22		20		61		48
Bank loan loss provision/(benefit)		(5)		5		16		14
Acquisition and disposition-related expenses		—		—		15		4
Other		65		68		205		178
Total non-interest expenses		**1,587**		**1,519**		**4,712**		**4,414**
Income including noncontrolling interests and before provision for income taxes		340		318		1,005		961
Provision for income taxes		83		86		252		367
Net income including noncontrolling interests		257		232		753		594
Net loss attributable to noncontrolling interests		(2)		—		(16)		—
Net income attributable to Raymond James Financial, Inc.	**$**	**259**	**$**	**232**	**$**	**769**	**$**	**594**
Earnings per common share – diluted	**$**	**1.80**	**$**	**1.55**	**$**	**5.30**	**$**	**3.99**
Weighted-average common and common equivalent shares outstanding – diluted		**143.6**		**149.4**		**144.8**		**148.8**

CONSOLIDATED RESULTS BY SEGMENT (unaudited – in millions)

		Three Months Ended June 30, 2019		Three Months Ended June 30, 2018		Nine Months Ended June 30, 2019		Nine Months Ended June 30, 2018
Net revenues:								
Private Client Group	$	1,351	$	1,279	$	3,978	$	3,784
Capital Markets		251		243		781		690
Asset Management		177		168		513		482
RJ Bank		215		188		630		532
Other (1)		(4)		(2)		(2)		(3)
Intersegment eliminations		(63)		(39)		(183)		(110)
Total net revenues	**$**	**1,927**	**$**	**1,837**	**$**	**5,717**	**$**	**5,375**
Pre-tax income/(loss) (excluding noncontrolling interests):								
Private Client Group	$	140	$	132	$	436	$	445
Capital Markets		24		22		77		43
Asset Management		65		58		184		171
RJ Bank		138		130		384		362
Other (1)		(25)		(24)		(60)		(60)
Pre-tax income (excluding noncontrolling interests)	**$**	**342**	**$**	**318**	**$**	**1,021**	**$**	**961**

(1) The Other segment includes the results of our private equity activities, as well as certain corporate overhead costs of RJF, including the interest costs on our public debt.

corporate profile

Raymond James Financial (NYSE-RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,900 financial advisors throughout the United States, Canada and overseas. Total client assets are approximately $824 billion as of June 30, 2019. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at raymondjames.com.

Stock Traded: NEW YORK STOCK EXCHANGE
Stock Symbol: RJF

RAYMOND JAMES®

International Headquarters:
The Raymond James Financial Center
880 Carillon Parkway // St. Petersburg, FL 33716
800.248.8863 // raymondjames.com

19-Fin-Rep-0094 BS 9/19